ASSIGNMENT AGREEMENT
(Ventas Stock and Additional Payment)
This Assignment Agreement (the “Agreement”) is entered into on and as of May 12, 2011, by and among Prometheus Senior Quarters LLC, a Delaware limited liability company (“Prometheus”), Lazard Senior Housing Partners LP, a Delaware limited partnership (“Senior Housing LP”), and LSHP Coinvestment Partnership I LP, a Delaware limited partnership (“Coinvestment LP”) (Prometheus, Senior Housing LP and Coinvestment LP, each, a “Stockholder” and, collectively, the “Stockholders”) and Atria Senior Living, Inc., a Delaware corporation (“ASLI”).
W I T N E S S E T H
WHEREAS, Stockholders are each a party, or an assignee of a party, to that certain Merger Agreement (as amended, the “Merger Agreement”), dated as of October 21, 2010, by and among the Stockholders, Atria Senior Living Group, Inc., a Delaware corporation, One Lantern Senior Living Inc., a Delaware corporation, LSHP Coinvestment I Inc., a Delaware corporation, Ventas, Inc., a Delaware corporation (“Acquiror”), Ventas SL I, LLC, a Delaware limited liability company, Ventas SL II, LLC, a Delaware limited liability company, and Ventas SL III, LLC, a Delaware limited liability company; for ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement (as defined below).
WHEREAS, pursuant to Section 2(a)(ii) of the Merger Agreement, at Closing the Stockholders will receive, among other things, shares of Acquiror’s Common Stock (the “Shares”), which they have elected to receive in the following proportions: Prometheus (71.8317%); Lazard Senior Housing Partners LP (23.2935%); and Coinvestment LP (4.8748%) (in each case, such Stockholders’ “Agreed Share”);
WHEREAS, pursuant to Section 2(g) of the Merger Agreement, on the Payment Date, the Stockholders will be entitled to receive the Additional Payment (which the Stockholders also expect to receive in accordance with their respective Agreed Shares); and
WHEREAS, to facilitate certain incentive compensation arrangements that ASLI is making available to its senior employees, the Stockholders have agreed to sell and transfer 106,903 Shares to ASLI (to be provided by each Stockholder in accordance with its Agreed Share) and also to grant ASLI the right to receive, in total, 25% of the Additional Payment payable pursuant to the Merger Agreement (the “Additional Payment Interest”) if and when received by them (which also is expected to be provided by each Stockholder in accordance with its Agreed Share), in each case on the terms set forth below;

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants stated herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Sale of Shares.
a.	Each Stockholder hereby sells, assigns, conveys and transfers to ASLI, and ASLI hereby purchases and accepts, the number of Shares set forth opposite its name on Exhibit A to this Agreement; provided, however, that (i) each Stockholder expressly retains all right to vote such Shares being sold by it as such Stockholder determines in its discretion in any matter presented to holders of Ventas common stock, and ASLI consents to the retention of such voting right and agrees to cooperate as requested by each Stockholder from time to time to confirm and implement such retained right, and (ii) each Stockholder expressly retains control, in the form of an approval right (which it may grant or withhold in its sole discretion), over any subsequent sale, assignment, transfer or disposition by ASLI of any such Shares to any other person or entity, including by grant or sale to employees (but specifically excluding sales of 42,949 Shares, and grants of 63,954 Shares, to employees if completed on or before May 19, 2011, which sales and grants are hereby approved by the Stockholders), except with the selling stockholder’s prior approval, and ASLI consents to the retention of such approval right and agrees not to effect any sale, assignment, transfer or other disposition without first obtaining the relevant Stockholder’s consent and also to cooperate as requested by each Stockholder from time to time to confirm the existence of that right. The voting and approval retained rights described in the proviso of the preceding sentence automatically will expire and be of no further force or effect (x) with respect to any Share, upon the sale, grant or other transfer of that Share to an employee, provided that the transfer either is completed pursuant to sales or grants being made by ASLI pursuant to its Incentive Plan and completed on or before May 19, 2011, or the transfer has been separately approved by the selling Stockholder, (y) with respect to any Share, upon the completion of any other transfer of that Share that has been separately approved by the relevant selling Stockholder, and (z) with respect to all Shares on the day following the closing of the earlier to occur of (1) closing of the pending stock-for-stock merger transaction between the Acquiror and its affiliates, on the one hand, and Nationwide Health Properties, Inc. and its affiliates, on the other hand, and (2) the sale by the Stockholders of 10,630,501 shares of the Acquiror’s Common Stock pursuant to an underwritten offering. The Stockholders agree to cause the shares to be represented by physical certificates or, if available from the issuer, electronic form by registration of transfer with the Acquiror’s transfer agent and The Depository Trust Company.

b.	ASLI acknowledges that the Shares are subject to restrictions on transfer (the “Transfer Restrictions”) set forth in the Acquiror’s certificate of incorporation and also in the letter agreement (the “Lock-Up Agreement”) that was previously entered into by the Stockholders and the Acquiror. By entering into this Agreement ASLI confirms and agrees, for the benefit of the Stockholders and the Acquiror, that it has received copies of the Acquiror’s certificate of incorporation and the Lock-Up Agreement and that it will comply with the Transfer Restrictions as applicable to it and the Shares. ASLI agrees to execute a joinder to the Lock-Up Agreement in the form attached hereto as Exhibit B.
c.	ASLI confirms its understanding that the sale of the Shares as provided in this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and that the Shares have been offered and are being sold in reliance upon an exemption from registration provided in the Securities Act and applicable exemptions under state securities laws. ASLI agrees that it will not resell or otherwise transfer the Shares to any person or entity in violation of the Securities Act or other applicable federal and state securities laws. ASLI represents and warrants that it is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act by the Securities and Exchange Commission, and that its representatives are familiar with the Acquiror, that its representatives have been furnished with, or otherwise provided access to, materials relating to the Acquiror and the Shares and that its representatives have been afforded the opportunity to ask questions of and about the Acquiror and its common stock and to obtain any additional information its representatives deemed necessary to verify the accuracy of any such information. ASLI further represents and warrants that its representatives have consulted with financial and legal advisors as they deemed necessary concerning the transactions described in this Agreement to review and evaluate the tax, economic and other ramifications of an investment in the Shares.
2. Additional Payment. Each Stockholder also hereby sells, transfers and assigns to ASLI each Stockholder’s Agreed Share of the Additional Payment Interest, and ASLI hereby purchases and accepts each Stockholder’s Agreed Share of the Additional Payment Interest. The Stockholders agree that promptly after the date hereof they will direct Acquiror to pay twenty-five percent (25%) of the Additional Payment directly to ASLI as and when the remainder is paid to the Stockholders. ASLI agrees (a) that the Stockholders have retained to themselves the exclusive right to make all elections, decisions, calculations and other determinations to be made by the Stockholders pursuant to the Merger Agreement in connection with the timing, calculation and all other matters relating to the Additional Payment as they deem appropriate in their sole and absolute discretion, and ASLI expressly and irrevocably waives any right it might otherwise have had to participate in any such elections, decisions or other determinations and agrees to accept the results of all such elections, decisions and other determinations made by the Stockholders, and (b) to pay (or reimburse to the Stockholders upon request) twenty-five (25%) of all costs and expenses, including appraisal, accounting, legal and other professional fees and expenses, that they incur in connection with the determination and/or enforcement of the right to receive the Additional Payment.

3. Consideration. In consideration of the foregoing, concurrently herewith ASLI agrees to pay to each Stockholder the purchase price set forth opposite such Stockholder’s name on Exhibit A.
4. Assignment; Successors. This Agreements shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that ASLI agrees that it will not sell, transfer or otherwise assign all or any of its rights hereunder in respect of the Additional Payment to any person or entity other than to employees of ASLI in the form of grants made pursuant to the Atria Senior Living, Inc. Incentive Plan.
5. Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Signature pages to this Agreement may be delivered by facsimile, email or other electronic means and executed counterparts transmitted by such means shall be considered original executed counterparts.
6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Very truly yours,

PROMETHEUS SENIOR QUARTERS LLC,
a Delaware limited liability company

By:	LF Strategic Realty Investors II L.P.,
LFSRI II Alternative Partnership L.P.
and LFSRI II-CADIM Alternative
Partnership L.P., its Managing Members

	By:	Lazard Frères Real Estate Investors L.L.C., their General Partner

		By:	/s/ Matthew J. Lustig

			Name:	Matthew J. Lustig
			Title:	Managing Principal
[Assignment Agreement (Ventas Stock and Additional Payment) — Signature Page]

LAZARD SENIOR HOUSING PARTNERS LP, a Delaware limited partnership

By:	Lazard Senior Housing Partners GP LLC, its General Partner

	By:	/s/ Matthew J. Lustig

		Name:	Matthew J. Lustig
		Title:	Managing Principal and Chief Executive Officer

LSHP COINVESTMENT PARTNERSHIP I LP, a Delaware limited partnership

By:	LSHP Coinvestment I GP LLC, its General Partner

	By:	/s/ Matthew J. Lustig

		Name:	Matthew J. Lustig
		Title:	Managing Principal and Chief Executive Officer
[Assignment Agreement (Ventas Stock and Additional Payment) — Signature Page]

Acknowledged and agreed:

ATRIA SENIOR LIVING, INC., a Delaware corporation

By:	/s/ John A. Moore

	Name:	John A. Moore
	Title:	Chief Executive Officer
[Assignment Agreement (Ventas Stock and Additional Payment) — Signature Page]

Exhibit A

		Purchase Price
	Number of		For Additional
Stockholder	Shares Sold	For Shares	Payment	Total

Prometheus Senior Quarters LLC	76,791	$4,264,972.14	$5,678,589.00	$9,943,561.14

Lazard Senior Housing Partners LP	24,901	$1,383,001.54	$1,841,446.00	$3,224,447.54

LSHP Coinvestment Partnership I LP	5,211	$289,418.94	$385,373.00	$674,791.94